Exhibit 10.18

Execution Version

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of May 15, 2008 and is entered into by and among AVEO PHARMACEUTICALS, INC., a Delaware corporation, and each of its subsidiaries, (hereinafter collectively referred to as the “Borrower”), COMERICA BANK (“Comerica”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (“Hercules”, together with COMERICA collectively referred to as “Lender”).

RECITALS

A. Borrower and Hercules have previously entered into that certain Senior Loan and Security Agreement dated as of March 29, 2006 (the “Prior Agreement”) pursuant to which there are Borrower Advances outstanding to Hercules in the aggregate principal amount of $10,139,905.74 (the “Existing Term Loan”);

B. Borrower has requested Lender to make available to Borrower a loan in an aggregate principal amount of up to Twenty One Million and No/100 Dollars ($21,000,000) (the “Term Loan”);

C. Lender is willing to make the Term Loan on the terms and conditions set forth in this Agreement; and

D. Borrower will use the Term Loan proceeds to repay the Existing Term Loan in its entirety and, upon such payment, Borrower and Hercules will terminate the Prior Agreement.

AGREEMENT

NOW, THEREFORE, Borrower and Lender hereby agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Lender, Borrower and a third party Bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which grants Lender a perfected first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H.

“Advance(s)” means a Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Lender in substantially the form of Exhibit A.

“Agreement” means this Loan and Security Agreement, as amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

“Assignee” has the meaning given to it in Section 11.13.

“Borrower Products” means all products, drugs, drug compounds, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“Cash” means all cash and liquid funds.

“Change in Control” means any (i) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower or any Subsidiary, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower or any Subsidiary in which the holders of Borrower or Subsidiary’s outstanding shares, or affiliates of such holders, immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower or Subsidiary is the surviving entity, or (ii) sale or issuance by Borrower of new shares of Preferred Stock of Borrower to investors, none of whom are current investors in Borrower, and such new shares of Preferred Stock are senior to all existing Preferred Stock and Common Stock with respect to liquidation preferences, and the aggregate liquidation preference of the new shares of Preferred Stock is more than fifty percent (50%) of the aggregate liquidation preference of all shares of Preferred Stock of the Company; provided, however, an Initial Public Offering shall not constitute a Change in Control.

“Claims” has the meaning given to it in Section 11.10.

“Closing Date” means the date of this Agreement.

“Collateral” means the property described in Section 3.

“Comerica Warrant” means the warrant issued to Comerica.

“Compliance Certificate” means a certificate in the form attached hereto as Exhibit F.

“Confidential Information” has the meaning given to it in Section 11.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the Ordinary Course of Business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Credit Enhancement Event” means (i) prior to May 15, 2009 the completion of one or more private equity financings or an Initial Public Offering in which Borrower receives gross cash proceeds of at least Thirty Five Million Dollars ($35,000,000) in the aggregate; or (ii) on May 15, 2009 Borrower (whether independently or in conjunction with a third party collaborator) shall have (x) three different compounds in FDA Phase I Clinical Studies (which shall mean a human clinical trial in any country that satisfies the requirements of 21 CFR §312.21 (a)) or a further state of development or (y) if there are only two different compounds in clinical trials, at least one compound must be in FDA Phase II Clinical Studies (which shall mean a human clinical trial in any country that satisfies the requirements of 21 CFR §312.21 (a)) or a further state of development with at least two distinct indications or medical conditions. For purposes of clarity, examples of indications include, but are not limited to: non-small cell lung cancer, prostate cancer, colon cancer, breast cancer, and cancerous conditions where treatment is based upon biomarker measurements independent of the cancer’s tissue of origin.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended from time to time and its regulations.

“Event of Default” has the meaning given to it in Section 9.

“Excluded Agreements” means (i) the Warrant; (ii) any stock purchase agreement, options, or warrants to acquire, or agreements governing the rights of, any capital stock or other equity security, or any common stock, preferred stock, or equity security issued to or purchased by Lender or its nominee or assignee; and (iii) any other warrant agreement by and between Lender and Borrower.

“Existing Term Loan” has the meaning given to it in the recitals to this Agreement.

“Facility Charge” means $105,000.

“Financial Statements” has the meaning given to it in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“GECC” means General Electric Capital Corporation.

“GECC Covenant Indebtedness” means, as of the Closing Date, Borrower’s $2,604,556.19 of Indebtedness to GECC secured by the GECC Security Agreement.

“GECC Financial Covenant” means, with respect to the GECC Covenant Indebtedness, Borrower’s obligation to maintain Unrestricted Cash equal to the greater of $12,000,000 or 9 months of Monthly Cash Burn (each of the foregoing capitalized terms used in this definition and not otherwise defined herein shall have the meanings provided them in that certain Addendum No. 001 to the GECC Security Agreement dated as of March 23, 2006).

“GECC Security Agreement” means that certain Master Security Agreement, dated as of December 8, 2003, by and between Borrower and GECC as the same may from time to time be amended, modified, supplemented or assigned in accordance with its terms.

“Hercules Warrant” means the warrant issued to Hercules.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the Ordinary Course of Business), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Initial Public Offering” means the initial underwritten public offering of Borrower’s common stock pursuant to a registration statement under the Securities Act of 1933, as amended, filed with and declared effective by the Securities and Exchange Commission.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets or stock of another Person.

“Joinder Agreements” means for each Subsidiary required to do so by Section 7.14, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“JV Restrictions” has the meaning given to it in Section 7.6.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes, the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated; provided, that the term “Loan Document” shall not include any Excluded Agreements.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or condition (financial or otherwise) of Borrower, provided, however, a Material Adverse Effect shall not occur if Borrower’s Board of Directors delivers to Lender, within 2 business days of Lender’s request, an equity financing plan acceptable to Lender; provided, further, the failure of a FDA clinical trial, in and of itself, shall not constitute a Material Adverse Effect; or (ii) the ability of Borrower to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens.

“Maximum Term Loan Amount” means Twenty-One Million and No/100 Dollars ($21,000,000).

“Maximum Rate” shall have the meaning assigned to such term in Section 2.2.

“Note(s)” means a Term Note.

“Ordinary Course of Business” means the normal and customary operations of Borrower and/or its Subsidiaries, as applicable, and their business, including activities relating to the identification, acquisition through license or otherwise, development or commercialization of a biologic or drug.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of up to $3,000,000, in the aggregate, outstanding at any time secured by a lien described in clause (vii) of the defined term “Permitted Liens,” provided, however, that it is understood and agreed that Borrower may provide GECC with a cash security deposit or letter of credit as security in an amount of up to 70% of the GECC Covenant Indebtedness then outstanding upon non-compliance with the GECC Financial Covenant so long as (A) any availability to incur Indebtedness in addition to the GECC Covenant Indebtedness under this clause (iii) shall be offset by such cash security deposit or letter of credit amount and (B) Borrower makes all regularly scheduled amortization payments on the GECC Covenant Indebtedness as contemplated on the Closing Date; (iv) Indebtedness to trade creditors incurred in the Ordinary Course of Business, including Indebtedness incurred in the Ordinary Course of Business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with a letter of credit in favor of GECC as permitted by clause (iii) of this definition, (viii) other Indebtedness in an amount not to exceed $250,000 at any time outstanding, (ix) guarantees of any items of Permitted Indebtedness in clauses (i) through (viii) above and (x) extensions, refinancing and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within two years from the date of acquisition thereof, (b) commercial paper maturing no more than two years from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than two years from the date of investment therein, and (d) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the Ordinary Course of Business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors; (viii) Investments consisting of travel advances in the Ordinary Course of Business; (ix) Investments in newly-formed Subsidiaries organized in the United States, provided that such Subsidiaries enter into a Joinder Agreement promptly after their formation by Borrower and execute such other documents as shall be reasonably requested by Lender; (x) Investments in any Subsidiary which is not a Borrower which do not exceed $500,000 in cash in the aggregate in any fiscal year; (xi) joint ventures or strategic alliances in the Ordinary Course of Business; (xii) Investments consisting of in-licensing of technology or products in the Ordinary Course of Business; (xiii) Permitted Indebtedness that also constitute Investments; (xiv) additional Investments that do not exceed $1,000,000 in cash in the aggregate in any fiscal year; (xv) Investments constituting treasury management made in accordance with Borrower’s investment policy, as approved by Borrower’s Board of Directors; (xvi) Investments by Borrower in any other Borrower; and (xvii) Investments utilizing Borrower’s stock as consideration that do not result in a Change of Control.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the Ordinary Course of Business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money liens and liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the Ordinary Course of Business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the Ordinary Course of Business so long as they do not materially impair the value or marketability of the related property; (xiv) (x) a Lien in favor of GECC on cash securing the Indebtedness permitted by clause (iii) of the definition of “Permitted Indebtedness” or (y) Liens on cash or cash equivalents securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness, provided, that the Liens permitted in the foregoing (x) and (y) of this clause (xiv) are mutually exclusive; (xv) licenses that constitute Permitted Transfers; (xvi) Comerica’s Lien on the account described in subsection (ii)(C) of the provision in Section 3.1 up to the amount referenced therein; and (xvi) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (xi) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means the conveyance, sale, lease, license, transfer or disposition of (i) Inventory in the normal course of business, (ii) exclusive and non-exclusive licenses and similar arrangements for the use of property of Borrower or its Subsidiaries in the Ordinary Course of Business, (iii) worn-out, obsolete or surplus Equipment at fair market value in the Ordinary Course of Business, (iv) other assets having a fair market value of not more than $250,000 in the aggregate in any fiscal year, (v) property between Borrower and another Borrower, (vi) Permitted Liens and (vii) Permitted Investments.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Preferred Stock” means at any given time any equity security issued by Borrower that has any rights, preferences or privileges senior to Borrower’s common stock.

“Prepayment Charge” shall have the meaning assigned to such term in Section 2.4.

“Prior Agreement” has the meaning given to it in the recitals to this Agreement.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Lender in its sole discretion.

“Subsequent Financing” means the first closing of the next issuance of preferred stock by the Borrower to bona fide institutional investors which becomes effective after the Closing Date and results in aggregate proceeds to Borrower of at least $15,000,000; provided, that Subsequent Financing shall not include the Initial Public Offering nor any registered direct public offerings of stock subsequent to the Initial Public Offering but shall include any private issuance of stock subsequent to the Initial Public Offering.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1D hereto.

“Receivables” means all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights.

“Term Loan Advance” means any Term Loan funds advanced under this Agreement.

“Term Loan Amortization Date” means May 15, 2009; provided, that if the Credit Enhancement Event is achieved the Term Loan Amortization Date shall be November 15, 2009.

“Term Loan Interest Rate” means the higher of (i) 9.75% and (ii) the prime rate as reported in The Wall Street Journal for such day plus 2.75%.

“Tranche A Term Loan Advance” means a Term Loan Advance in the amount of Eleven Million and No/100 Dollars ($11,000,000).

“Tranche B Term Loan Advance” means a Term Loan Advance in the amount of Ten Million and No/100 Dollars ($10,000,000).

“Term Loan Maturity Date” means November 1, 2011; provided, that if the Credit Enhancement Event is achieved the Term Loan Maturity Date shall mean May 1, 2012.

“Term Note” means a Promissory Note in substantially the form of Exhibit B.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Warrant” means the Hercules Warrant and the Comerica Warrant.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2. THE LOAN

2.1 Term Loan.

(a) Advances. Subject to the terms and conditions of this Agreement, Lender will make, and Borrower agrees to draw, the Tranche A Term Loan Advance on the Closing Date. From the Closing Date through and including December 1, 2008, Borrower may draw the Tranche B Term Loan Advance. The aggregate principal outstanding amount of Term Loan Advances shall not exceed the Maximum Term Loan Amount.

(b) Advance Request. To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request and Term Note to Lender. Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.

(c) Interest. The principal balance of each Term Loan Advance shall bear interest thereon from such Advance Date, calculated as of such Advance Date, at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate for each Term Loan Advance will be fixed on the Advance Date of that Term Loan Advance, and will apply to that Term Loan Advance for so long as it is outstanding, including during the period of amortization.

(d) Payment. Borrower will pay interest on each Term Loan Advance on the first day of each month, beginning the month after the Advance Date. Borrower shall repay the aggregate Term Loan principal balance that is outstanding on the Term Loan Amortization Date in thirty (30) equal monthly installments of principal and interest on the first business day of each month thereafter. The entire Term Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under each Term Note or Term Advance.

2.2 Maximum Interest. Notwithstanding any provision in this Agreement, the Notes, or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of principal outstanding on the Notes; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.3 Default Interest. In the event any payment is not paid on the scheduled payment date, subject to applicable grace periods, an amount equal to two percent (2%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c) plus five percent (5%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(c) or Section 2.3, as applicable.

2.4 Prepayment. At its option upon at least 7 days prior notice to Lender, Borrower may prepay all, but not less than all, of the outstanding Advances by paying the entire principal balance, all accrued and unpaid interest, together with a prepayment charge equal to the following percentage of the principal Advance amount being prepaid: if such Advance amounts are prepaid in any of the (i) first six (6) months following the Closing Date, 3%; (ii) after six (6) months but prior to eighteen (18) months, 2%; (iii) after eighteen (18) months but prior to thirty (30) months, 1% (each, a “Prepayment Charge”); provided, that no Prepayment Charge is payable and due thereafter. Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. The outstanding amount of all principal and accrued interest and unpaid interest will become immediately due and payable without premium or penalty at Lender’s option upon a Change in Control.

2.5 End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays all of the outstanding Secured Obligations, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a charge equal to 5.95% of the aggregate initial principal amount of the Term Loan Advances drawn by Borrower.

SECTION 3. SECURITY INTEREST

3.1 As security for the prompt, complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower hereby grants to Lender a security interest in all of Borrower’s personal property now owned or hereafter acquired, including the following (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (other than Intellectual Property); (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods and other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located; and (j) to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; provided, however, that the Collateral shall (i) include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”) and (ii) not include (A) more than 65% of the issued and outstanding voting capital stock of any Subsidiary that is incorporated or organized in a jurisdiction other than the United States or any state or territory thereof or the District of Columbia if to do so could reasonably be expected to cause Borrower adverse tax consequences under Internal Revenue Code Section 956 (or any successor statute); (B) Intellectual Property (other than Rights to Payment); (C) any Equipment or Proceeds thereof that is subject to a Lien that is otherwise permitted by clause (vii) of the definition of “Permitted Lien” hereunder if inclusion of such Equipment would constitute a breach by Borrower of its agreement with a third party equipment lessor or lender, provided, that upon the release of any such Lien such Equipment shall be deemed to be Collateral hereunder and shall be subject to the security interest granted herein; (D) cash held in money market account no. 1892029636 at Comerica in an amount not to exceed $552,000 plus accrued interest to secure certain letters of credit; and (E) cash subject to a Lien permitted by clause (xiv) of the definition of “Permitted Liens”. Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, and the existence of such security interest would not otherwise violate or breach any provision in any applicable agreement or contract that is enforceable under the UCC with respect to the applicable Intellectual Property, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Lender’s security interest in the Rights to Payment. Lender hereby agrees to provide Borrower, at Borrower’s expense, with any release, partial termination or other documents reasonably requested by Borrower to reflect or confirm that the Collateral does not include any property excluded from the definition thereof.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1 Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Lender the following:

(a) executed originals of the Loan Documents, Account Control Agreements, the Warrant, a legal opinion of Borrower’s counsel, and all other documents and instruments reasonably required by Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to Lender;

(b) certified copy of resolutions of Borrower’s board of directors evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents; and (ii) the Warrant and transactions evidenced thereby;

(c) certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;

(d) a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(e) payment of the Facility Charge and reimbursement of Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance; and

(f) such other documents as Lender may reasonably request.

4.2 All Advances. On each Advance Date:

(a) Lender shall have received (i) an Advance Request and a Note for the relevant Advance as required by Section 2.1(b), each duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Lender may reasonably request.

(b) The representations and warranties set forth in this Agreement and in Section 5 shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) Borrower shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d) Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3 No Default. As of the Closing Date and each Advance Date no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1 Corporate Status. Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified would reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C.

5.2 Collateral. Borrower owns the Collateral and the Intellectual Property, free of all Liens, except for Permitted Liens and JV Restrictions. Borrower has the power and authority to grant to Lender a Lien in the Collateral as security for the Secured Obligations .

5.3 Consents. Borrower’s execution, delivery and performance of the Notes, this Agreement and all other Loan Documents, and Borrower’s execution of the Warrant, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate of Incorporation, bylaws, or any material law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) do not violate any material contract or agreement or require the consent or approval of any other Person that has not been obtained. The individual or individuals executing the Loan Documents and the Warrant are duly authorized to do so.

5.4 Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5 Actions Before Governmental Authorities. Except as described on Schedule 5.5, there are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened in writing against or affecting Borrower or its property (i) which involve any Loan Document or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect.

5.6 Laws. Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default in any manner under any provision of any agreement or instrument evidencing indebtedness, or any other material agreement to which it is a party or by which it is bound and for which such default would reasonably be expected to result in an Material Adverse Effect.

5.7 Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Lender in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading in any material respect at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Lender shall be provided in good faith based upon assumptions believed to be reasonable at the time.

5.8 Tax Matters. (a) Borrower has filed all federal, state and local tax returns that it is required to file, (b) Borrower has duly paid or fully reserved in accordance with GAAP for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved in accordance with GAAP for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9 Intellectual Property Claims. Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property. Except as described on Schedule 5.9, to the Borrower’s knowledge, (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to Borrower that any part of the Intellectual Property violates the rights of any third party, except to the extent that any of the foregoing would not reasonably be expected to cause a Material Adverse Effect. Exhibit D is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses and other licenses which if terminated could not reasonably be expected to result a Material Adverse Effect), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date and each other date required by Section 7.15. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10 Intellectual Property. Except as described on Schedule 5.10, Borrower has, or in the case of any proposed business, will have, all material rights with respect to Intellectual Property necessary in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property without condition, restriction or payment of any kind (other than license payments in the Ordinary Course of Business and JV Restrictions) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material to the Borrower’s business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.

5.11 Borrower Products. Except as described on Schedule 5.11, no Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof except to the extent any of the foregoing would not reasonably be expected to cause a Material Adverse Effect. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim except to the extent any of the foregoing would not reasonably be expected to cause a Material Adverse Effect. To the knowledge of Borrower, neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others in a manner as to be reasonably expected to cause a Material Adverse Effect.

5.12 Financial Accounts. Exhibit E, as may be updated by the Borrower in a written notice provided to Lender after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13 Employee Loans. Except as permitted by Section 7.8, Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party.

5.14 Capitalization and Subsidiaries. Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments. Attached as Schedule 1D, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1 Coverage. So long as there are any Secured Obligations outstanding or Lender has any commitment to make Advances, Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence. Borrower has and agrees to maintain a minimum of $2,000,000 of directors and officers’ insurance for each occurrence and $5,000,000 in the aggregate. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral to the extent a specific type of Collateral is customarily insured against in Borrower’s business and industry, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of such Collateral, provided that such insurance may be subject to standard exceptions and deductibles. Borrower shall also carry and maintain a fidelity insurance policy in an amount not less than $300,000.

6.2 Certificates. Borrower shall deliver to Lender certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Lender is an additional insured for commercial general liability, an additional insured and a loss payee for all risk property damage insurance, subject to the insurer’s approval, a loss payee for fidelity insurance, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance and fidelity. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Lender of cancellation or any other change adverse to Lender’s interests, except with respect to cancellation due to non-payment in which case ten (10) days advance written notice is sufficient. Any failure of Lender to scrutinize such insurance certificates for compliance is not a waiver of any of Lender’s rights, all of which are reserved.

6.3 Indemnity. Borrower agrees to indemnify and hold Lender and its officers, directors, employees, agents, attorneys, representatives and shareholders harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other reasonable costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by Lender or any such Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases claims resulting solely from Lender’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement;

provided, however, that, (i) with respect to such liabilities imposed originally and independently on Lender, Lender shall notify Borrower of any such liabilities within 180 days of the initial date Lender has actual knowledge, or should have had knowledge, of its direct exposure to such liabilities and, (ii) with respect to all other such liabilities not described in subsection (i), Lender shall notify Borrower of any such liabilities within 180 days of the initial date Lender has actual knowledge of its direct exposure to such liabilities.

SECTION 7. COVENANTS OF BORROWER

Borrower agrees as follows:

7.1 Financial Reports. Borrower shall furnish to Lender the Compliance Certificate in the form of Exhibit F monthly within 30 days after the end of each month and the financial statements listed hereinafter (the “Financial Statements”):

(a) as soon as practicable (and in any event within 30 days) after the end of each month, unaudited interim financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable and customary under accepted accounting practices), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer, Chief Financial Officer or Senior Director of Finance to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b) as soon as practicable (and in any event within 45 days) after the end of each calendar quarter (not including the fourth quarter of each fiscal year), unaudited interim financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable and customary under accepted accounting practices), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer, Chief Financial Officer or Senior Director of Finance to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year end adjustments;

(c) as soon as practicable (and in any event within 90 days) after the end of each fiscal year, (i) unaudited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable and customary under accepted accounting practices), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year;

(d) as soon as practicable (and in any event within 180 days) after the end of each fiscal year, (i) unqualified audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable and customary under accepted accounting practices), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by Ernst & Young or a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Lender, accompanied by any management report from such accountants;

(e) as soon as practicable (and in any event within thirty (30) days) after the end of each quarter, a copy of the certificate provided to GECC pursuant to the Addendum No. 001 to the GECC Security Agreement evidencing compliance with the GECC Financial Covenant;

(f) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its Preferred Stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange;

(g) within sixty (60) days of each fiscal year-end, board approved monthly income statement and balance sheet projections for Borrower’s following fiscal year. Any board approved changes to such projections shall be delivered to Lender within thirty (30) days of such board approval; and

(h) budgets, operating plans and other financial information reasonably requested by Lender.

The executed Compliance Certificate may be sent via facsimile to (i) Hercules at (650) 473-9194 or via e-mail to bjadot@herculestech.com and (ii) Comerica at (617) 757-6351 or via e-mail to djaleksandrowicz@comerica.com. All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to (i) bjadot@herculestech.com and (ii) djaleksandrowicz@comerica.com; provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Lender at: (866) 468-8916 and (617) 757-6351, attention Chief Credit Officer.

7.2 Management Rights. Borrower shall permit any representative that Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours (but in any event no more than twice in any 12 month period unless an Event of Default has occurred and is continuing). In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Lender with respect to any business issues shall not be deemed to give Lender, nor be deemed an exercise by Lender of, control over Borrower’s management or policies.

7.3 Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents necessary to perfect or give the highest priority to Lender’s Lien on the Collateral (subject to Permitted Liens). Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Lender, and take all further action that may be necessary or that Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Lender to execute and deliver on behalf of Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Lender’s name or in the name of Lender as agent and attorney-in-fact for Borrower. Borrower shall, in its reasonable business judgment, protect and defend Borrower’s title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to Borrower or Lender other than Permitted Liens.

7.4 Compromise of Agreements. Without Lender’s prior written consent, Borrower shall not, nor shall it allow any of its Subsidiaries to, (a) grant any material extension of the time of payment of any of the Account receivable or General Intangibles other than extensions in the Ordinary Course of Business which are consistent with past practices, (b) to any material extent, compromise, compound or settle the same for less than the full amount thereof other than in the Ordinary Course of Business and consistent with past practices, (c) release, wholly or partly, any Person liable for the payment thereof other than in the Ordinary Course of Business and consistent with past practices, or (d) allow any credit or discount whatsoever thereon other than trade discounts granted by Borrower or such Subsidiary in the Ordinary Course of Business of Borrower or such Subsidiary which are consistent with past practices.

7.5 Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Lender in accordance herewith or for the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion.

7.6 Collateral. Borrower shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting the Collateral, the Intellectual Property, such other property and assets, or any Liens thereon. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting such Subsidiary’s assets. Borrower shall not permit the inclusion in any contract to which it or a Subsidiary becomes a party of any provisions that restrict or invalidate the granting of a security interest in any of Borrower’s or such Subsidiary’s property and assets other than with respect to contractual restrictions on Intellectual Property entered into with third party strategic collaboraters that are not financial institutions in the Ordinary Course of Business (“JV Restrictions”).

7.7 Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.8 Distributions. Without the prior written consent of the Lender, Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest by more than $250,000 in the aggregate in any fiscal year, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that a Subsidiary may pay dividends or make distributions to Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $250,000 in the aggregate in any fiscal year or (d) waive, release or forgive any indebtedness owed by any employees, officers or directors in excess of $250,000 in the aggregate.

7.9 Transfers. Except for Permitted Transfers, Borrower shall not voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of their assets.

7.10 Mergers or Acquisitions. Without Lender’s prior written consent, not to be unreasonably withheld, Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person; provided, that Borrower may make (i) acquisitions utilizing cash as consideration that constitute Permitted Investments and (ii) acquisitions utilizing Borrower’s stock as consideration that do not result in a Change of Control.

7.11 Taxes. Borrower and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Lender or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing in this Section 7.11, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.12 Corporate Changes. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Lender. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Lender; and (ii) such relocation shall be within the continental United States. Neither Borrower nor any Subsidiary shall relocate any item of Collateral (other than (v) relocations of clinical trial supplies in the Ordinary Course Business, (w) Permitted Transfers, (x) sales of Inventory in the Ordinary Course of Business, (y) relocations of Equipment having an aggregate value of up to $250,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to Lender, (ii) such relocation is within the continental United States and, (iii) if such relocation is to a third party bailee, it has used commercially reasonable efforts to obtain a bailee agreement in form and substance reasonably acceptable to Lender, provided, that it shall deliver such a bailee agreement for any such relocation of assets in excess of $1,000,000.

7.13 Deposit Accounts. Subject to the remainder of this Section 7.13, neither Borrower nor any Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Lender has an Account Control Agreement. All Deposit Accounts and accounts holding Investment Property maintained by Borrower at Comerica on the Closing Date shall continue to be maintained at Comerica, unless closed with the prior written consent of Comerica. Borrower agrees to maintain a minimum of $6,000,000 in Cash in a money market or securities account with Comerica or one of its Affiliates; provided, however, that if Borrower’s total Cash balances are less than $6,000,000, Borrower may maintain less than $6,000,000 with Comerica provided that, it shall maintain all of its cash with Comerica or one of its Affiliates. For avoidance of doubt, this Section 7.13 is not a minimum cash covenant. Borrower shall deliver, or cause to be delivered, monthly statements evidencing the holdings of all Deposit Accounts and accounts holding Investment Property maintained by Borrower at financial institutions other than Comerica.

7.14 Subsidiaries. Borrower shall notify Lender of each Subsidiary formed subsequent to the Closing Date and, within 15 days of formation, shall cause any such Subsidiary to execute and deliver to Lender a Joinder Agreement unless to do so could be expected to cause Borrower adverse tax consequences under Internal Revenue Code Section 956 (or any successor statute).

7.15 Intellectual Property. Borrower shall update the Intellectual Property information listed on Exhibit D within 30 days of each quarter end.

7.16 GECC Covenant Indebtedness. Borrower shall not directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of the GECC Security Agreement, or any agreement, instrument, document, or other writing evidencing or concerning the GECC Covenant Indebtedness, except to the extent that such amendment, modification, alteration, increase, or change (i) was made with the prior written consent of Lender or (ii) is of a non-material and administrative nature. On or before June 20, 2008, Borrower shall use commercially reasonable efforts to amend the financing statement perfecting GECC’s security interest in the collateral described in the GECC Security Agreement to reflect the description of such collateral in the GECC Security Agreement in a manner acceptable to Lender.

SECTION 8. RIGHT TO INVEST

8.1 Hercules shall have the right, in its discretion, to participate in the Subsequent Financing in an amount of up to $2,000,000 on the same terms, conditions and pricing afforded to others participating in such Subsequent Financing; provided, that the right granted to Hercules pursuant to this Section 8 shall terminate upon the earliest to occur of (i) the 2 year anniversary of the Initial Public Offering and (ii) a Change of Control (a) that results in the prepayment in full of the Secured Obligations in accordance with Section 2.4 or (b) is consummated following the payment in full of the Secured Obligations.

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1 Payments. Borrower fails to pay any amount when due under this Agreement, the Notes or any of the other Loan Documents and such default continues for more than three business days after the due date thereof; or

9.2 Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, the Notes, or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6.1, 7.5, 7.6, 7.7, 7.8, 7.9 or 7.13) such default continues for more than ten (10) business days after the earlier of the date on which (i) Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6.1, 7.5, 7.6, 7.7, 7.8, 7.9 or 7.13, upon the earlier to occur of (x) Lender has given written notice of such default to Borrower or (y) Borrower has actual knowledge of such default; or

9.3 Material Adverse Effect. A circumstance has occurred that would have a Material Adverse Effect; or

9.4 Other Loan Documents. The occurrence of any default under any Loan Document not otherwise specifically referenced in this Section 9 or the Warrant or any other agreement between Borrower and Lender and such default continues for more than ten (10) days after the earlier of (a) Lender has given written notice of such default to Borrower, or (b) Borrower has actual knowledge of such default; or

9.5 Representations. Any representation or warranty made by Borrower in any Loan Document or in the Warrant shall have been false or misleading in any material respect when made; or

9.6 Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted for a period of more than five consecutive business days, or terminate substantially all of its employees; or (vii) becomes insolvent; or (viii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vii); or (B) either (i) sixty (60) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) sixty (60) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.7 Attachments; Judgments. Any material portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments for the payment of money, individually or in the aggregate, of at least $250,000 shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of twenty (20) days after the entry thereof (provided that no Advances will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree), or Borrower is enjoined or in any way prevented by court order from conducting any material part of its business; or

9.8 Other Obligations. The occurrence of any default under (a) any agreement or obligation of Borrower involving any Indebtedness in excess of $250,000, (b) the occurrence of any default under any agreement or obligation of Borrower that could reasonably be expected to have a Material Adverse Effect, or (c) any default or event of default under any agreement in connection with the GECC Covenant Indebtedness, including, without limitation, the GECC Security Agreement.

SECTION 10. REMEDIES

10.1 General. Upon and during the continuance of any one or more Events of Default, (i) Lender may, at its option, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.6, the Notes and all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), and (ii) Lender may notify any of Borrower’s account debtors to make payment directly to Lender, compromise the amount of any such account on Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account. Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Lender’s rights and remedies shall be cumulative and not exclusive.

10.2 Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Lender may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:

First, to Lender in an amount sufficient to pay in full Lender’s costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Lender may choose in its sole discretion; and

Finally, after the full and final payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3 No Waiver. Lender shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Lender to marshal any Collateral.

10.4 Cumulative Remedies. The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

SECTION 11. MISCELLANEOUS

11.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2 Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)	If to Lender:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Attention: Chief Legal Officer and Bryan Jadot 400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Telephone: 650-289-3068

COMERICA BANK

Attention: Manager

M/C 4770

75 E Trimble Road

San Jose, CA 95131

Facsimile: (408) 556-5091

with a copy to:

COMERICA BANK

Attention: Janice Bourque

M/C 5201

100 Federal Street, 28th floor

Boston, MA 02461

Facsimile: (617) 757-6351

(b)	If to Borrower:

AVEO PHARMACEUTICALS, INC.

Attention: President

75 Sidney Street

Fourth Floor

Cambridge, MA 02139

Facsimile: 617-995-4995

Telephone: 617-299-5000

With a copy to:

WilmerHale

Attn: Stephen Singer Esq.

60 State Street

Boston, MA 02109

Facsimile: 617-526-5000

Telephone: 617-526-6410

or to such other address as each party may designate for itself by like notice.

11.3 Entire Agreement; Amendments. This Agreement, the Notes, and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Lender’s revised proposal letter dated February 4, 2008 and the Prior Agreement). None of the terms of this Agreement, the Notes or any of the other Loan Documents may be amended except by an instrument executed by each of the parties hereto.

11.4 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5 No Waiver. The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder, except those rights granted to Hercules pursuant to Section 8 of this Agreement, and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.

11.6 Survival. All agreements, representations and warranties contained in this Agreement, the Notes and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

11.7 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement, the Notes or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect. Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Lender’s successors and assigns.

11.8 Governing Law. This Agreement, the Notes and the other Loan Documents have been negotiated and delivered to Lender in the State of California, and shall have been accepted by Lender in the State of California. Payment to Lender by Borrower of the Secured Obligations is due in the State of California. This Agreement, the Notes and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9 Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement, the Notes or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, the Notes or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10 Mutual Waiver of Jury Trial / Judicial Reference.

(a) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Borrower and Lender; Claims that arise out of or are in any way connected to the relationship between Borrower and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b) If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.11 Professional Fees. Borrower promises to pay Lender’s reasonable fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys fees, UCC searches, filing costs, and other reasonable miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.12 Confidentiality. Lender acknowledges that certain items of Collateral and information provided to Lender by Borrower are confidential and proprietary information of Borrower (the “Confidential Information”) and agrees to exercise the same degree of care that Lender exercises with respect to its own proprietary information of the same types to maintain the confidentially of any such Confidential Information received in connection with this Agreement. Lender agrees that any Confidential Information it may obtain shall not be disclosed to any other person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if Lender in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required in any report, statement or testimony submitted to any governmental authority having jurisdiction over Lender; (d) if required in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender’s counsel; (e) to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its affiliates or any guarantor under this Agreement or the other Loan Documents.

11.13 Assignment of Rights. Borrower acknowledges and understands that Lender may sell and assign all or part of its interest hereunder and under the Note(s) and Loan Documents to any person or entity other than a person or entity reasonably deemed by Lender to be a direct competitor of Borrower (an “Assignee”); provided, that Hercules shall not sell or assign any rights pursuant to Section 8 of this Agreement without the consent of the Borrower. After such assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given. No such assignment by Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14 Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender in Cash.

11.15 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16 No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any person other than Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely between the Lender and the Borrower.

11.17 Publicity. To the extent Lender desires to use Borrower’s name and logo, including a brief description of the relationship between Borrower and Lender, in Lender’s marketing materials, Lender shall provide a copy of such materials to Borrower and shall seek consent from Borrower which may not be unreasonably withheld; provided, however, no consent will be required in connection with mandatory SEC filings or other mandatory disclosures required by law.

11.18 Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to Lender by reason of Borrower’s failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable by Lender. If Lender institutes any action or proceeding to specifically enforce the provisions hereof, any Person against whom such action or proceeding is brought hereby waives the claim or defense therein that Lender has an adequate remedy at law, and such Person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

AVEO PHARMACEUTICALS, INC.

Signature:	/s/ Tuan Ha-Ngoc
Print Name:	Tuan Ha-Ngoc
Title:	President and CEO

Accepted in Palo Alto, California:

LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Signature:	/s/ K. Nicholas Martitsch
Print Name:	K. Nicholas Martitsch
Title:	Associate General Counsel

COMERICA BANK

Signature:	/s/ Janice Bourque
Print Name:	Janice Bourque
Title:	SVP

Table of Exhibits and Schedules

Exhibit A:	Advance Request Attachment to Advance Request

Exhibit B:	Term Note

Exhibit C:	Name, Locations, and Other Information for Borrower

Exhibit D:	Borrower’s Patents, Trademarks, Copyrights and Licenses

Exhibit E:	Borrower’s Deposit Accounts and Investment Accounts

Exhibit F:	Compliance Certificate

Exhibit G:	Joinder Agreement

Exhibit H:	ACH Debit Authorization Agreement

Schedule 1A	Existing Permitted Indebtedness
Schedule 1B	Existing Permitted Investments
Schedule 1C	Existing Permitted Liens
Schedule 1D	Subsidiaries
Schedule 5.5	Actions Before Governmental Authorities
Schedule 5.9	Intellectual Property Claims
Schedule 5.10	Intellectual Property
Schedule 5.11	Borrower Products
Schedule 5.14	Capitalization

EXHIBIT A

ADVANCE REQUEST

To:	Lender: Date: , 2008

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Attn: Bryan Jadot

Comerica Bank

M/C 4770

75 E Trimble Road

San Jose, CA 95131

Facsimile: 408-556-5091

Attn: Manager

with a copy to:

Comerica Bank

M/C 5201

100 Federal Street, 28th floor

Boston, MA 02461

Facsimile: 617-757-6351

Attn: Janice Bourque

AVEO Pharmaceuticals, Inc. (“Borrower”) hereby requests from Comerica Bank and Hercules Technology Growth Capital, Inc. (“Lender”) an Advance in the amount of                      Dollars ($            ) in the aggregate on                     ,          (the “Advance Date”) pursuant to the Loan and Security Agreement between Borrower and Lender (the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

(a)	Issue a check payable to Borrower

or

(b)	Wire Funds to Borrower’s account

Bank:

Address:

ABA Number:

Account Number:

Account Name:

Borrower represents that the conditions precedent to the Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to: (i) that the representations and warranties set forth in the Agreement are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (ii) that Borrower is in compliance in all material respects with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iii) that as of the Advance Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default under the Loan Documents. Borrower understands and acknowledges that Lender has the right to review the financial information supporting this representation and, based upon such review in its sole discretion, Lender may decline to fund the requested Advance.

Borrower hereby represents that Borrower’s corporate status and locations have not changed since the date of the Agreement or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request.

Borrower agrees to notify Lender promptly before the funding of the Advance if any of the matters which have been represented above shall not be true and correct on the Advance Date and if Lender has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

Executed as of [                    ], 2008.

BORROWER: AVEO PHARMACEUTICALS, INC.

SIGNATURE:
TITLE:
PRINT NAME:

ATTACHMENT TO ADVANCE REQUEST

Dated:

Borrower hereby represents and warrants to Lender that Borrower’s current name and organizational status is as follows:

Name:	[ ]

Type of organization:	Corporation

State of organization:	[ ]

Organization file number:

Borrower hereby represents and warrants to Lender that the street addresses, cities, states and postal codes of its current locations are as follows:

EXHIBIT B

SECURED TERM PROMISSORY NOTE

$[ ],000,000	Advance Date: , 2008

Maturity Date: November 1, 2011 or May 1, 2012 as specified in the Loan Agreement

FOR VALUE RECEIVED, AVEO Pharmaceutical, Inc., a Delaware corporation, for itself and each of its Subsidiaries which executes and delivers a Joinder Agreement (the “Borrower”) hereby promises to pay to the order of [Hercules Technology Growth Capital, Inc., a Maryland corporation OR Comerica Bank], or the holder of this Secured Term Promissory Note (the “Lender”) at [400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 OR M/C 4770, 75 E Trimble Road, San Jose, CA 95131] or such other place of payment as the holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of [    ] Million Dollars ($[ ],000,000) or such other principal amount as Lender has advanced to Borrower, together with interest at a fixed rate equal [        ]% per annum based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month.

This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated May 15, 2008, by and between Borrower, [Hercules Technology Growth Capital, Inc., a Maryland corporation OR Comerica Bank] and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

BORROWER FOR ITSELF AND ON BEHALF OF ITS SUBSIDIARIES (if such subsidiary executes and delivers a Joinder Agreement):	AVEO PHARMACEUTICALS, INC.

By:
Title:

EXHIBIT C

NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWER

1.	Borrower hereby represents and warrants to Lender that Borrower’s current name and organizational status as of the Closing Date is as follows:

Name: AVEO Pharmaceuticals, Inc.

Type of organization: Corporation

State of organization: Delaware

Organization file number: 3444819

Foreign Qualification Jurisdictions: Massachusetts

2.	Borrower hereby represents and warrants to Lender that for five (5) years prior to the Closing Date, Borrower did not do business under any other name or organization or form except the following:

Name: GenPath Pharmaceuticals, Inc.

Used during dates of: 10/19/2001 to 3/1/2005

Type of Organization: Corporation

State of organization: Delaware

Organization file Number: 3444819

3.	Borrower’s fiscal year ends on December 31.

4.	Borrower’s federal employer tax identification number is 04-3581650.

5.	Borrower hereby represents and warrants to Lender that the street addresses, cities, states and postal codes of its current locations as of the Closing Date are:

Chief Executive Office:	75 Sidney St.
Cambridge, MA 02139

Principal Place of Business:	75 Sidney St.
Cambridge, MA 02139

Locations of Collateral:	75 Sidney St.
Cambridge, MA 02139

Location of Subsidiary:	AVEO Pharma Limited
Gainsborough House
81 Oxford Street
London, W1D2EU, United Kingdom

EXHIBIT E

BORROWER’S DEPOSIT ACCOUNTS AND INVESTMENT ACCOUNTS

Comerica Bank

333 W. Santa Clara Street

San Jose, CA 95113

Main Operating Acct.
Money Market Acct. (securing Letter of Credit)
Money Market Acct.

Capital Advisors/State Street

C/o Capital Advisors Group

Chatham Center

29 Crafts Street, Suite 270

Newton MA 02458

Investment Account	DE2120

EXHIBIT F

COMPLIANCE CERTIFICATE

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Attn: Bryan Jadot

Comerica Bank

M/C 4770

75 E Trimble Road

San Jose, CA 95131

Facsimile: 408-556-5091

Attn: Manager

with a copy to:

Comerica Bank

M/C 5201

100 Federal Street, 28th floor

Boston, MA 02461

Facsimile: 617-757-6351

Attn: Janice Bourque

Reference is made to that certain Loan and Security Agreement dated May 15, 2008 and all ancillary documents entered into in connection with such Loan and Security Agreement all as may be amended from time to time (hereinafter referred to collectively as the “Loan Agreement”), between Hercules Technology Growth Capital, Inc. and Comerica Bank as Lenders, on the one hand, and AVEO Pharmaceuticals, Inc. (the “Company”) as Borrower, on the other hand. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

The undersigned is an Officer of the Company, knowledgeable of all Company financial matters, and is authorized to provide certification of information regarding the Company; hereby certifies, in such capacity as set forth below, that as of the date hereof and in accordance with the terms and conditions of the Loan Agreement, the Company is in compliance in all material respects for the period ending                      of all covenants, conditions and terms and hereby reaffirms that all representations and warranties contained therein are true and correct on and as of the date of this Compliance Certificate with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, after giving effect in all cases to any standard(s) of materiality contained in the Loan Agreement as to such representations and warranties. Attached are the required documents supporting the above certification. The undersigned further certifies, in such capacity as set forth below, that these are prepared in accordance with GAAP (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year end adjustments) and are consistent from one period to the next except as explained below.

REPORTING REQUIREMENT	REQUIRED	CALCULATION	CHECK IF ATTACHED
Interim Financial Statements	Monthly within 30 days	N/A

Statements evidencing all Deposit Accounts and accounts holding Investment Property not held at Comerica	Monthly within 30 days	N/A

Copy of Certification to GECC of GECC Financial Covenant Compliance	Quarterly within 30 days	N/A

Interim Financial Statements	Quarterly within 45 days	N/A

Unaudited Financial Statements	FYE within 90 days	N/A

Audited Financial Statements	FYE within 180 days	N/A

Intellectual Property on Exhibit D	Quarterly within 30 days	N/A

Very Truly Yours,

AVEO PHARMACEUTICALS, INC.

By:
Name:
Its:

EXHIBIT G

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of [            ], 20[    ], and is entered into by and between __________________, a ___________ corporation (“Subsidiary”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation, and COMERICA BANK, as Lenders.

RECITALS

A. Subsidiary’s Affiliate, AVEO Pharmaceuticals, Inc. (“Company”) [has entered/desires to enter] into that certain Loan and Security Agreement dated May 15, 2008, with Lenders, as such agreement may be amended (the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith;

B. Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Company’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;

AGREEMENT

NOW THEREFORE, Subsidiary and Lender agree as follows:

1.	The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2.	By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were the Borrower (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided however, that Lender shall have no duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith. Rather, to the extent that Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, those duties, responsibilities or obligations shall flow only to Company and not to Subsidiary or any other person or entity. By way of example (and not an exclusive list): (a) Lender’s providing notice to Company in accordance with the Loan Agreement or as otherwise agreed between Company and Lender shall be deemed provided to Subsidiary; (b) a Lender’s providing an Advance to Company shall be deemed an Advance to Subsidiary; and (c) Subsidiary shall have no right to request an Advance or make any other demand on Lender.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO JOINDER AGREEMENT]

SUBSIDIARY:

.

By:
Name:
Title:

Address:

Telephone:
Facsimile:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:
Name:
Title:

Address:	400 Hamilton Ave., Suite 310
Palo Alto, CA 94301
Facsimile:	650-473-9194
Telephone:	650-289-3060

COMERICA BANK

By:
Name:
Title:

Address:	M/C 4770
75 E Trimble Road
San Jose, CA 95131
Facsimile: 408-556-5091
Attn: Manager

with a copy to: M/C 5201 100 Federal Street, 28th floor Boston, MA 02461 Facsimile: 617-757-6351 Attn: Janice Bourque

Execution Version

EXHIBIT H

ACH DEBIT AUTHORIZATION AGREEMENT

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310 Palo Alto, CA 94301

Comerica Bank

M/C 4770

75 E Trimble Road

San Jose, CA 95131

Facsimile: 408-556-5091

Attn: Manager

with a copy to:

Comerica Bank

M/C 5201

100 Federal Street, 28th floor

Boston, MA 02461

Facsimile: 617-757-6351

Attn: Janice Bourque

Re:	Loan and Security Agreement dated May 15, 2008 between AVEO Pharmaceuticals, Inc. (“Borrower”) and Comerica Bank (“Comerica”) and Hercules Technology Growth Capital, Inc. (“Hercules”) (the “Agreement”)

In connection with the above referenced Agreement, the Borrower hereby authorizes the Comerica and Hercules to initiate debit entries for the periodic payments due under the Agreement to the Borrower’s account indicated below. The Borrower authorizes the depository institution named below to debit to such account.

DEPOSITORY NAME	BRANCH

CITY	STATE AND ZIP CODE

TRANSIT/ABA NUMBER	ACCOUNT NUMBER

This authority will remain in full force and effect so long as any amounts are due under the Agreement.

(Borrower)(Please Print)

By:

Date:

AMENDMENT NO. 1 TO

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 1 TO LOAN AND SECURITY AGREEMENT (the “Agreement”) is made and dated as of August 27, 2008 and is entered into by and among AVEO PHARMACEUTICALS, INC., a Delaware corporation (hereinafter the “Borrower”), COMERICA BANK (“Comerica”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (“Hercules”, together with COMERICA collectively referred to as “Lender”).

RECITALS

A. Borrower and the Lenders have previously entered into that certain Loan and Security Agreement dated as of May 15, 2008 (the “Existing Agreement”);

B. Borrower has requested Lenders to amend the Existing Agreement to permit the Borrower to obtain a letter for credit required by the proposed landlord for certain additional space which Borrower desires to lease; and

C. Lenders are willing to so amend the Existing Agreement on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lenders hereby agree as follows:

Section 1. Amendment to Section 1.1. Clause (vii) of the definition of “Permitted Indebtedness” in Section 1.1 of the Existing Agreement is hereby amended and restated to read as follows: “(vii) reimbursement obligations in connection with (A) a letter of credit in favor of GECC as permitted by clause (iii) of this definition and (B) a letter of credit issued by Comerica Bank or its affiliates in the amount not to exceed $56,000, which letter of credit is to be provided for the benefit of the landlord under a real property lease with respect to premises located at 64 Sidney St., Cambridge, MA

Section 2. Amendment to Section 1.1. Clause (xiv) of the definition of “Permitted Liens” in Section 1.1 of the Existing Agreement is hereby amended and restated to read as follows: “(xiv) (A) (x) a Lien in favor of GECC on cash securing the Indebtedness permitted by clause (iii) of the definition of “Permitted Indebtedness” or (y) Liens on cash or cash equivalents securing obligations permitted under sub-clause (A) of clause (vii) of the definition of Permitted Indebtedness, provided, that the Liens permitted in the foregoing (x) and (y) of this clause (xiv) are mutually exclusive, and (B) Liens on cash or cash equivalents securing obligations permitted under sub-clause (B) of clause (vii) of the definition of Permitted Indebtedness;”.

Section 3. Amendment to Section 3.1. Clause (ii)(D) of the proviso of Section 3.1 of the Existing Agreement is hereby amended and restated to read as follows: “(D) cash or cash equivalents held in money market account no. 1892029636 at Comerica or its affiliates in an amount not to exceed $608,000 plus accrued interest to secure certain letters of credit, including without limitation that certain letter of credit permitted under sub-clause (B) of clause (vii) of the definition of Permitted Indebtedness.”

Sectioa 4. Conditions to Effectiveness of this Agreement. This Agreement shall be effective upon the execution and delivery by the parties hereto of a copy or counterparts hereof.

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Section 5. Governing law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

Section 6. Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, Borrower and each Lender have duly executed and delivered this Agreement as of the day and year first above written.

BORROWER:

AVEO PHARMACEUTICALS, INC.

Signature:	/s/ Tuan Ha-Ngoc
Print Name:	Tuan Ha-Ngoc
Title:	President and CEO

Accepted in Palo Alto, California:

LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Signature:	/s/ K. Nicholas Martitsch
Print Name:	K. Nicholas Martitsch
Title:	Associate General Counsel

LENDER:

COMERICA BANK

Signature:	/s/ Janice Bourque
Print Name:	Janice Bourque
Title:	SVP

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